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                                                                  Exhibit (c)(2)

                                    AGREEMENT


                  PURCHASE AGREEMENT (the "Agreement"), dated as of August 5, 1999, between RGC International Investors, LDC. ("Seller) and Purdue Acquisition Corporation ("Purchaser").

                  WHEREAS, Seller is the owner of 1,159.2 shares (the "Shares") of Series E Convertible Preferred Stock (the "Series E Preferred") of CoCensys, Inc., a Delaware corporation ("CoCensys");

                  WHEREAS, Seller is the owner of certain stock purchase warrants (the "Warrants") to purchase shares of common stock of CoCensys (the "Common Stock"); and

                  WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares and the Warrants (collectively, the "Purchased Interests"), subject to the terms and conditions set forth below.

                  NOW, THEREFORE, Seller and Purchaser hereby agree as follows:

                  1. Purchase and Sale. Subject to the terms and conditions set forth herein, and in reliance on the representations, warranties and agreements set forth herein, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of the right, title and interest of Seller in and to the Purchased Interests, for an aggregate sum of $2,200,000 in cash (the "Purchase Price"). In the event the amount of cash paid by Purchaser for all of the equity interest in CoCensys exceeds $8,451,000, the Purchase Price shall be increased by a dollar amount in cash equal to the amount of such excess multiplied by 0.26.

                  2. Closing. The consummation of the purchase and sale of the Purchased Interests (the "Closing") shall take place immediately following satisfaction of all conditions to close set forth below, or such other date as Purchaser and Seller shall agree (the "Closing Date"). At the Closing, Seller will deliver to Purchaser certificates for the Purchased Interests, with the endorsements on the reverse thereof, or an assignment separate from the certificates, duly completed and executed, and Purchaser shall pay the Purchase Price by wire transfer pursuant to Seller's instructions.

                  3. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that (a) Seller has the requisite legal power to enter into this Agreement and perform its obligations under the terms of this Agreement; (b) Seller is the owner, free and clear of any liens, pledges, encumbrances, options, restrictions, charges, voting trusts, agreements or claims (collectively, "Liens"), of the Purchased Interests (other than a general brokerage account pledge, which automatically will be removed upon transfer of the Purchased Interests from Seller's brokerage account) and has the power to transfer its right title and interest
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         in the Purchased Interests to Purchaser; and (c) upon Closing,
         Purchaser will acquire good and valid title, free and clear of any Liens of, against or relating to Seller, to the Purchased Interests. All requisite legal action on the part of Seller necessary for the authorization, execution and delivery of this Agreement, the performance of all Seller's obligations hereunder and for the sale and delivery of the Purchased Interests has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered, shall constitute a valid and legally binding obligation of Seller in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

                  4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that Purchaser has the requisite legal power to enter into this Agreement and to purchase the Purchased Interests and perform its obligations under the terms of this Agreement. All requisite legal action on the part of Purchaser necessary for the authorization, execution and delivery of this Agreement, the performance of all Purchaser's obligations hereunder and for the purchase of the Purchased Interests and payment of the Purchase Price has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered, shall constitute a valid and legally binding obligation of Purchaser in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

                  5. Conditions to Closing. The respective obligation of each party to effect the purchase and sale of the Purchased Interests is subject to the fulfillment, at or prior to the Closing, of all of the following conditions, any of which may be waived by either party:

                           (a) Representations and Warranties True; Performance
                  of Obligations. The representations and warranties made by each party shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date; and each party shall have performed all obligations and conditions herein required to be performed by it on or prior to the Closing.

                           (b) Consents and Approvals; No Violations. All
                  authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and transfer of the Purchased Interests pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing. No stop order or other order enjoining the sale of the Purchased Interests shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of either party, threatened by the SEC or any commissioner of corporations or similar officer of any other state having jurisdiction over this transaction. At the time of the Closing, the sale of the Purchased Interests shall be legally permitted by all laws and regulations to which Purchaser and Seller are subject.


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                           (c) Close on Tender. Purchaser shall have accepted
                  for payment and paid for shares of Common Stock pursuant to the cash tender offer for all of the outstanding shares of Common Stock of CoCensys contemplated by the Agreement and Plan of Merger, dated as of August 5, 1999, among Purdue Pharma L.P., Purchaser and CoCensys (the "Merger Agreement").

                  6. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate simultaneously with the termination of the Merger Agreement, unless otherwise agreed by the parties.

                  7. Further Assurances. Each party agrees to take all steps and to execute all documents necessary to effectuate the transaction contemplated hereby.

                  8. Consent to Jurisdiction. All legal actions or proceedings brought against Purchaser or Seller with respect to this Agreement may be brought in any state or federal court of competent jurisdiction in the State of New York, and by execution and delivery of this Agreement, each of Purchaser and Seller accepts for itself and in connection with its properties, the jurisdiction of the aforesaid courts. Each of Purchaser and Seller hereby expressly and irrevocably waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. Each of Purchaser and Seller further irrevocably consents to the service of any complaint, summons, notice or other process relating to any legal action or proceeding by delivery thereof to it by hand or by mail to its respective address set forth below its signature hereto. Nothing herein shall affect the right of Purchaser or Seller to bring proceedings against the other party in the courts of any other jurisdiction or to serve process in any manner permitted by law.

                  9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to principles of conflicts of law.

                  10. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or three (3) days following mailing by registered or certified mail, postage and fees prepaid, addressed to the parties at the address set forth in the signature block below.

                  11. Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party, except that (i) Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any subsidiary of Parent that may be substituted for Purchaser as contemplated by Section 10.08 of the Merger Agreement. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of the successors and assigns of Seller and Purchaser, and be enforceable by the parties and their respective successors and assigns.



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                  12. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the sale to Purchaser or any entity affiliated with Purchaser of the Purchased Interests, and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

                  13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed as of the date first above written.

                                  SELLER:

                                  RGC International Investors, LDC
                                  By:  Rose Glen Capital Management, L.P.,
                                          Investment Manager
                                          By:  RGC General Partner Corp.


                                               /s/ Wayne Bloch
                                           By: ___________________
                                                  Wayne Bloch, Managing Director
                                  3 Bala Plaza- East
                                  Suite 200
                                  Bala Cynwyd, Pennsylvania 19004


                                  PURCHASER:

                                  Purdue Acquisition Corporation


                                       /s/ James J. Dolan
                                  By:  _________________________
                                           James J. Dolan
                                           Vice President
                                  100 Connecticut Avenue
                                  Norwalk, Connecticut 06850




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